Exhibit 10.1

December 9, 2022

Jacqueline Placeres

410 Jefferson Dr

Deerfield Beach, FL 33442

Re:	Offer Letter – Basanite Inc. Interim Chief Financial Officer

Dear Jacqueline:

We are pleased to present the following offer of employment with Basanite, Inc. (the “Company”). If you accept, this offer letter (sometimes referred to herein as this “Agreement”) will govern your employment with the Company.

Position and Duties; Employment Status

You will serve as the Company’s Interim Chief Financial Officer (“ICFO”), Treasurer and Secretary and will report to the Company’s Interim Chief Executive Officer (“ICEO”) beginning on the 9th day of December 2022 (“Start Date”). You shall report regularly to the Company’s headquarters and may also work remotely in consultation with the ICEO.

As ICFO, you will in general have overall supervision of and responsibility for the financial and accounting operations of the Company and serve as the Company’s principal financial and accounting officer for purposes of the Company’s reporting with the Securities and Exchange Commission (“SEC”) and otherwise. You will be responsible for preparation of the Company’s financial statements and its financial reporting generally. You will also perform the duties, authorities, and responsibilities customarily associated with the positions of ICFO, Treasurer and Secretary in similarly sized, publicly-traded companies, including oversight of the Company’s compliance with applicable financial and accounting related laws, rules and regulations and the rules and regulations of the SEC. You shall provide to the Company’s Board of Directors (including any designated committee thereof, the “Board”) and the ICEO, whenever any of them request it, an account of all your activities as ICFO and of the financial condition of the Company and shall perform such other duties and may exercise such other powers as may be delegated or assigned by the ICEO.

Your employment will be at will, meaning that either you or the Company may terminate the employment at any time for any reason or no reason on thirty (30) days’ prior written notice (you will be entitled to your base salary for such 30-day period if your employment is terminated by the Company).

Compensation and Benefits

Your annual base salary (“Base Salary”) will remain at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per year, payable in accordance with the regular payroll practices of the Company. The Base Salary will be revisited for possible upward adjustment at such time as the Company’s common stock becomes listed on a national securities exchange (including any tier of The Nasdaq Stock Market).

In addition, you may receive an annual cash and/or equity in the sole discretion of the Board. Such bonus shall be determined based on such factors as the Board deems appropriate, including performance targets approved by the Board.

You will be eligible for equity grants pursuant to any Company equity plan approved and adopted by the Board and the Company’s stockholders. Other than your initial equity granted detailed below, whether you receive any equity grants, and the amounts thereof will be determined in accordance with the metrics approved from time to time by Board.

As of the Start Date, you will be granted 5-year, non-qualified options to purchase Seven Hundred Fifty Thousand (750,000) shares of Company common stock (the “Initial Option Grant”). The exercise price of the Initial Option Grant shall be the closing price of the Common Stock on the Start Date. The Initial Option Grant shall vest as follows: (i) options to purchase Five Hundred Thousand (500,000) shares of common stock shall vest in equal quarterly installments of Sixty-Two Thousand Five Hundred (62,500) options over two (2) years from the Start Date and (ii) options to purchase Two Hundred Fifty Thousand (250,000) shares of common stock shall vest on the date that the Company reports (via its filings with the SEC) two (2) consecutive quarters of positive cash flow from operations. The Initial Option Grant shall be further memorialized in a customary stock option award agreement.

You will participate on the same basis with all other similarly situated officers and employees of the Company in the Company’s standard benefits package made generally available to all other officers and executives, as may be adopted by the Company from time to time. Nothing herein shall restrict the Company from modifying or eliminating any Company benefit program, health plan or other fringe benefit at any time.

Confidentiality

In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company (as defined below), in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.Definition. For purposes of this Agreement the term “Confidential Information” means: (i) any information which the Company possesses that has been created, discovered or developed in whole or in part by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or (ii) any information which is related to the business of the Company and is generally not known by non-Company personnel. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, contracts and agreements, accounting information, information about the Company’s financial results of operations, and other information which would an executive officer of a publicly-traded company would reasonably be expect to keep confidential.

b.Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include: (i) any information which becomes generally available to the public other than as a result of your breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you; (ii) information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and (iii) information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and which prior knowledge was not obtained in breach of any duty to the Company.

c.Documents. You agree that, without the express written consent of the Company, you will not (except in direct relation to the performance of your duties as described herein and in the best interest of the Company) remove from the Company’s premises or otherwise keep or store electronically, any notes, formulas, programs, data, records, machines or any other documents, data or information which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or at such time as your employment is terminated.

d.No Disclosure and Use. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to any person or entity, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except in good faith as may be necessary in the course of the performance of your duties for the Company and in the best interests of the Company. You further agree that you will not use, directly or indirectly, any Confidential Information without the prior written consent of the Company, except in good faith as may be necessary in the course of the performance of your duties and in the best interests of the Company.

This Section shall survive termination of your employment with the Company.

Governing Law; Venue

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Florida (without regard to its conflict of laws provisions). The parties consent to the personal jurisdiction of the State of Florida and further agree to the exclusive jurisdiction of the courts of the State of Florida, County of Broward, and the United States District Court located in Broward County, Florida, as applicable, in connection with, or incident to, any dispute, claim, case, controversy or matter arising out of or relating to your employment or this Agreement, to the exclusion of the courts of any other state, territory or country. The parties knowingly, willingly, and voluntarily, WAIVE ALL RIGHT TO TRIAL BY JURY in any such proceedings.

Entire Agreement; No Oral Modification

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

This Agreement sets forth the entire agreement of the parties with respect to the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof. No agreements, inducements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either you or the Company which are not expressly set forth in this Agreement

[Signature Page Follows]

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and return it to us. Please retain copies for your records.

Sincerely,

BASANITE, INC

By:	/s/ Ronald LoRicco
Name: Ronald LoRicco
Title: Chairman of the Board

I understand and accept the terms of this employment offer.

/s/ Jacqueline Placeres
Jacqueline Placeres

December 9, 2022
Date